Exhibit 5.1

June 29, 2017

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-4 (Registration No. 333-218179) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the shares of common stock, $1.00 par value (the “Shares”), of Becton, Dickinson and Company, a New Jersey corporation (“BD”), which shares are expected to be issued to shareholders of C. R. Bard, Inc., a New Jersey corporation (“Bard”), pursuant to the Agreement and Plan of Merger dated April 23, 2017, by and among BD, Lambda Corp., a New Jersey corporation (“Merger Corp”) and a wholly-owned subsidiary of BD, and Bard (the “Merger Agreement”).

We have acted as special New Jersey counsel to BD in connection with the proposed issuance of the Shares included in the Registration Statement. We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of BD and other sources believed by us to be responsible, and we have assumed that the Merger Agreement has been duly authorized, executed and delivered by Bard and Merger Corp and is a legal, valid and binding obligation of the parties thereto, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

In rendering this opinion, we have assumed that prior to the issuance of any Shares:

1. the Registration Statement, as then amended, will have become effective under the Securities Act;

2. the shareholders of Bard will have approved the proposal to approve the Merger Agreement which is to be presented and voted upon at their meeting as set forth in the proxy statement/prospectus included in the Registration Statement; and

3. the transactions contemplated by the Merger Agreement will be consummated.

June 29, 2017

Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to the terms of the Merger Agreement, will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New Jersey and the Federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Validity of Common Stock” in the proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ McCarter & English, LLP

McCARTER & ENGLISH, LLP